For the fiscal year ended March 31, 2007
File number:  811-08565
Dryden Global Real Estate Fund


SUB-ITEM 77C
Matters Submitted to a Vote of Security Holders



A Special Meeting of Shareholders of Dryden Global Real
Estate Fund was held on October 30, 2006, which was adjourned until November 28, 2006 and re-adjourned to December 29, 2006. At the Meeting held on December 29,
2006, Shareholders approved the following proposals:

1. To approve a new subadvisory agreement between Prudential Investments LLC and Prudential Investment
Management, Inc.

The result of the proxy solicitation on the preceding matter was as follows:

For:		3,690,955.63
Against:	561,239.87
Abstain:	228,832.03
Uninstructed:	406,487.00


2.  To approve a change in the Fund's investment objective:

The results of the proxy solicitation on the preceding matter was as follows:

For:		3,656,899.35
Against:	585,329.68
Abstain:	238,798.50
Uninstructed:	406,487.00



At the Meeting held on December 29, 2006, Shareholders did not approve the following proposal:

3. To approve an increase in the management fee paid by the Fund to Prudential Investments LLC.

The results of the proxy solicitation on the preceding matter was as follows:

For:		2,839,361.54
Against:	1,423,191.75
Abstain:	218,474.24
Uninstructed:	406,487.00




New Jersey Series: To approve a plan of reorganization whereby all of the assets and liabilities of New Jersey
Series, a Series of Dryden Municipal Series Fund, will be transferred to, and assumed by, Dryden National Municipals
Fund, Inc., and the cancellation of all of the shares of the New Jersey Series.

The result of the proxy solicitation on the preceding matter was as follows:

For:		5,264,764.32
Against:	752,956.93
Abstain:	221,864.20



Pennsylvania Series: To approve a plan of reorganization whereby all of the assets and liabilities of Pennsylvania
Series, a Series of Dryden Municipal Series Fund, will be transferred to, and assumed by, Dryden National Municipals
Fund, Inc., and the cancellation of all of the shares of the Pennsylvania Series.

The result of the proxy solicitation on the preceding matter was as follows:

For:		4,392,482.12
Against:	1,060,753.07
Abstain:	389,625.43

New York Series: To approve a plan of reorganization whereby all of the assets and liabilities of New York
Series, a Series of Dryden Municipal Series Fund, will be transferred to, and assumed by, Dryden National Municipals
Fund, Inc., and the cancellation of all of the shares of the New York Series.

The result of the proxy solicitation on the preceding matter was as follows:

For:		5,754,974.68
Against:	1,192,765.87
Abstain:	357,027.69